Exhibit 99.1

Clearway Energy, Inc. Reports Full Year 2018 Financial Results

•	Full year financial performance in-line with expectations

•	Completed new sponsorship with Global Infrastructure Partners (GIP) as the Company’s controlling shareholder

•	Invested $94 million[1] in new accretive growth investments in 2018

•	Raised $754 million in new corporate level capital for growth investments and balance sheet management

•	Announced modified capital allocation approach on February 14, 2019 due to Pacific Gas & Electric’s (PG&E) bankruptcy filing

PRINCETON, NJ — February 28, 2019 — Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported full year 2018 financial results including Net Income of $54 million, Adjusted EBITDA of $983 million, Cash from Operating Activities of $498 million, and Cash Available for Distribution (CAFD) of $291 million.

“In 2018, Clearway Energy began a new era under sponsorship by GIP, raised $754 million in new capital for growth and balance sheet management, closed on $94 million of accretive transactions, and met financial expectations despite weak renewable energy conditions in the fourth quarter." said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “As we move forward into 2019, we are confident that our recently announced modified capital allocation approach will allow us to prudently navigate the impacts on the Company caused by the Pacific Gas and Electric bankruptcy. Additionally, and under GIP's stewardship, Clearway Group's continued investment in its development pipeline will over time lead to additional projects placed into the Company's Right of First Offer pipeline. The addition of Hawaii Solar Phase II to the ROFO pipeline, as well as the backstop of the Carlsbad purchase, were the most recent examples of our strong partnership with Clearway Group and GIP.”

Overview of Financial and Operating Results

Segment Results

Table 1: Net (Loss)/Income

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/18	12/31/17	12/31/18	12/31/17
Conventional	28	33	135	120
Renewables	(45)	(49)	86	8
Thermal	5	3	29	25
Corporate	(79)	(84)	(196)	(177)
Net (Loss)/Income	(91)	(97)	54	(24)
1 Includes Buckthorn Solar ($42 MM), UPMC ($7 MM), Tulare ($11 MM), and DG Partnerships ($34 MM); net of project level financings

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/18	12/31/17	12/31/18	12/31/17
Conventional	77	84	302	305
Renewables	110	113	634	589
Thermal	14	12	64	58
Corporate	(1)	(4)	(17)	(17)
Adjusted EBITDA	200	205	983	935

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Twelve Months Ended
($ millions)	12/31/18	12/31/17	12/31/18	12/31/17
Cash from Operating Activities	102	144	498	517
Cash Available for Distribution (CAFD)	41	60	291	269

For the fourth quarter of 2018, the Company reported a Net Loss of $91 million, Adjusted EBITDA of $200 million, Cash from Operating Activities of $102 million, and CAFD of $41 million. Adjusted EBITDA results were lower than 2017 primarily due to outages at the Conventional segment and weaker renewable energy conditions versus fourth quarter 2017. This was partially offset by the contribution from growth investments made during 2018 and lower corporate costs. In the fourth quarter, CAFD results were lower than 2017 primarily due to lower Adjusted EBITDA, additional maintenance capex in 2018, the timing of insurance proceeds, and the roll off of network upgrade reimbursements.

For the full year of 2018, the Company reported Net Income of $54 million, Adjusted EBITDA of $983 million, Cash from Operating Activities of $498 million, and CAFD of $291 million. Adjusted EBITDA results were higher than 2017 primarily due to growth investments made in 2018 and higher wind production for the full year relative to 2017. For the full year, CAFD results were higher than 2017 primarily due to the growth in Adjusted EBITDA, lower principal amortization at Thermal due to the refinancing of the Series C notes, and the full year impact of growth from the November 2017 Drop Down Assets2.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Twelve Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
Equivalent Availability Factor (Conventional)	97.6%	98.3%	94.3%	93.9%
Renewables Generation Sold (MWh)	1,472	1,490	7,197	6,844
Thermal Generation Sold (MWh/MWht)	479	484	2,090	1,961

In the fourth quarter of 2018, availability at the Conventional segment was lower than the fourth quarter of 2017 due to a forced outage event at Walnut Creek's Unit 2. The amendment to the comprehensive service agreement executed in 2017 with the original equipment manufacturer provided for a portion of cost recovery on this outage.

Additionally, generation in the renewables segment was significantly below median expectations and 1% lower than the fourth quarter of 2017 primarily due to weak wind conditions. This was partially offset by the addition of Buckthorn Solar which closed in April 2018.

2 November 2017 Drop Down Assets: a 38 MW portfolio of distributed and small utility-scale solar assets

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	12/31/18	9/30/18	12/31/17
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$298	$112	$24
Subsidiaries	109	120	124
Restricted Cash:
Operating accounts	84	65	25
Reserves, including debt service, distributions, performance obligations and other reserves	92	92	143
Total Cash	$583	$389	$316
Revolving credit facility availability	$454	$425	$366
Total Liquidity	$1,037	$814	$682

Total liquidity as of December 31, 2018, was $1,037 million, $355 million higher relative to December 31, 2017. This increase was primarily driven by higher total cash balances of $267 million primarily from the issuance of the 2025 Senior Notes partially offset by the tendered 2019 and 2020 convertible notes from the Fundamental Change Tender Offer. Borrowing capacity under the revolving credit facility also increased by $88 million due the repayment of outstanding balances and lower letter of credit postings.

The Company's liquidity includes $176 million of restricted cash balances as of December 31, 2018. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of December 31, 2018, these restricted funds were comprised of $84 million designated to fund operating expenses, approximately $26 million designated for current debt service payments, and $32 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $34 million is held in distribution accounts, of which $31 million related to subsidiaries affected by the PG&E bankruptcy.

In the first quarter of 2019 the Company used approximately $239 million of cash to repay the remaining $220 million of 2019 Convertible notes at maturity and for $19 million buy out of the Wind TE HoldCo tax equity partnership as described below.

Potential future sources of liquidity include excess operating cash flow, the existing $150 million ATM program, of which $36 million remained available as of February 28, 2019, availability under the revolving credit facility, and, subject to market conditions, new corporate financings.

PG&E Bankruptcy Update

On January 29, 2019, Pacific Gas and Electric Company filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company either owns or invests in 1,200 net MW of electric generation projects with long-term supply or capacity contracts with PG&E. As of December 31, 2018, the Company’s balance sheet included approximately $1.4 billion of non-recourse debt associated with these projects. Additionally, these projects represent approximately $90 million3 of potential exposure to 2019 project level CAFD. The PG&E bankruptcy filing has triggered defaults under the power purchase agreements with PG&E and related project level financing agreements. While the Company is actively working with project level lenders on forbearance agreements, unless such lenders for the related project level debt otherwise agree, distributions to the Company from these projects may not be made during the pendency of the bankruptcy, although the Company currently expects these projects to otherwise operate in the normal course of business. These restrictions, therefore, could result in the Company accumulating less unrestricted cash and thus decrease the Company’s corporate liquidity and cash available for shareholder dividends and growth investments.

As of February 27, 2019, PG&E has neither assumed, rejected, or sought to renegotiate contracts.

Growth Investments
3 See Appendix Table A-8 of this news release, potential exposure includes Desert Sunlight 250 (contracted with Southern California Edison) due to provisions in the financing agreements with Desert Sunlight 300 (contracted with Pacific Gas & Electric)

Carlsbad Energy Center: Exercised the Backstop with GIP

The Company exercised the equity backstop with GIP for the acquisition of the Carlsbad Energy Center. On February 27, 2019, after considering final purchase price adjustments, GIP acquired Carlsbad from NRG for $387 million, excluding working capital. Pursuant to the terms previously agreed by and between the Company and GIP, the Company maintains the option for a period of eighteen (18) months to acquire Carlsbad from GIP at the same terms and conditions previously negotiated with NRG. Should the Company not acquire Carlsbad during such eighteen months, Carlsbad will become a Clearway Group ROFO Asset.
Interest in Agua Caliente: Forgoing the Drop Down Offer from NRG Energy, Inc.

On November 1, 2018, NRG offered the Company the opportunity to acquire Agua Caliente Borrower 1 LLC, which owns a 35% interest in Agua Caliente, a 290 MW utility-scale solar project located in Dateland, Arizona with PG&E as the project’s customer. The Company has elected to forgo the acquisition. The Company continues to own a 16% interest in the project through Agua Caliente Borrower 2 LLC.
Update to the ROFO Pipeline with Clearway Group
On February 14, 2019, the Company entered into a First Amendment to the Right of First Offer Agreement with Clearway Group to add Hawaii Solar Phase II, the first addition to the ROFO pipeline since the closing of the GIP Transaction. Hawaii Solar Phase II consists of two solar and storage projects located in Oahu, Hawaii with a combined capacity of 75MW. The Mililani I Solar project, located in the Mililani Agricultural Park, is sized at 39 MW and will include battery storage capability. The Waiawa Solar Power project, located in the Waiawa region, is sized at 36 MW and will also include battery storage capability. Subject to approval by the Hawaii Public Utilities Commission (PUC) both projects will sell power to Hawaii Electric under 20-year PPAs. The expected commercial operation date for these projects is currently estimated in 2021.
Repowering Partnership with Clearway Group

On September 11, 2018, the Company entered into a repowering partnership with Clearway Group for 283 MW of wind assets (Wildorado and Elbow Creek). To facilitate this new partnership, the Company agreed to buy out the existing Wind TE Holdco tax equity partner for $19 million, subject to purchase price adjustments. In January 2019, the Company completed the transaction with the tax equity partner for $19 million. The Company expects to provide further updates with respect to the Repowering Partnership during 2019.

Corporate Liability Management Update

In October 2018 the Company issued $600 million of 2025 Senior Notes. A portion of these proceeds was used to fund the repurchase of $352 million of the 2019 and 2020 Convertible Notes tendered as part of the Fundamental Change Tender Offer.

In the first quarter of 2019 the Company repaid the remaining $220 million of 2019 Convertible Notes at maturity with cash on hand. Other than the remaining $45 million of 2020 Convertible Notes due in June 2020, the Company has no outstanding corporate maturities due until 2024.

Quarterly Dividend

On February 12, 2019, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.20 per share payable on March 15, 2019, to stockholders of record as of March 1, 2019. The Company will continue to assess the level of the dividend pending developments in the PG&E Bankruptcy, including the Company's ability to receive unrestricted project distributions.

Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as variability in renewable energy resources. The majority of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•	Higher summer capacity prices from conventional assets;

•	Higher solar insolation during the summer months;

•	Higher wind resources during the spring and summer months;

•	Debt service payments which are made either quarterly or semi-annually; and

•	Timing of maintenance capital expenditures and the impact of both unforced and forced outages.

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distribution and operating activities on a quarterly basis.

2019 Financial Guidance

As previously updated on February 14, 2019, the Company's 2019 CAFD guidance is $270 million. This financial guidance reflects no additional corporate level financing and assumes that all CAFD related to the projects impacted by the PG&E Bankruptcy is realized in 2019. Financial guidance for 2019 continues to be based on median renewable energy production estimates.

Earnings Conference Call

On February 28, 2019, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is a leading publicly-traded energy infrastructure investor focused on modern, sustainable and long-term contracted assets across North America. Clearway Energy’s environmentally-sound asset portfolio includes over 7,000 megawatts of wind, solar and natural gas-fired power generation facilities, as well as district energy systems. Through this diversified and contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.
Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms.  Such forward-looking statements include, but are not limited to, statements regarding impacts resulting from the PG&E bankruptcy, the benefits of the relationship with Global Infrastructure Partners III (GIP) and GIP’s expertise, the Company’s future relationship and arrangements with GIP and Clearway Energy Group, as well as our Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.
Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, effects relating to the PG&E bankruptcy, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, our ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful acquisitions activity, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), our ability to enter into new contracts as existing contracts expire, risk relating to the Company's relationships with GIP and Clearway Energy Group, our ability to acquire assets from GIP, Clearway Energy Group or third parties, our ability to close drop down transactions, and our ability to maintain and grow our quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, February 28, 2019, and are based on assumptions believed to be reasonable as of this date. Clearway Energy expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy’s future results included in Clearway Energy’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the SEC.
# # #
Contacts:

Investors:                Media:
Akil Marsh                Ray Long
akil.marsh@clearwayenergy.com        media@clearwayenergy.com
609-608-1500

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions, except per share amounts)	2018	2017	2016
Operating Revenues
Total operating revenues	$1,053	$1,009	$1,035
Operating Costs and Expenses
Cost of operations	332	326	308
Depreciation and amortization	331	334	303
Impairment losses	—	44	185
General and administrative	20	19	16
Acquisition-related transaction and integration costs	20	3	1
Development costs	3	—	—
Total operating costs and expenses	706	726	813
Operating Income	347	283	222
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	74	71	60
Other income, net	8	4	3
Loss on debt extinguishment	(7)	(3)	—
Interest expense	(306)	(307)	(284)
Total other expense, net	(231)	(235)	(221)
Income Before Income Taxes	116	48	1
Income tax expense (benefit)	62	72	(1)
Net Income (Loss)	54	(24)	2
Less: Pre-acquisition net income (loss) of Drop Down Assets	4	7	(4)
Net Income (Loss) Excluding Pre-acquisition Net Income (Loss) of Drop Down Assets	50	(31)	6
Less: Net income (loss) attributable to noncontrolling interests	2	(15)	(51)
Net Income (Loss) Attributable to Clearway Energy, Inc.	$48	$(16)	$57
Earnings Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35
Weighted average number of Class C common shares outstanding - basic and diluted	69	64	63
Earnings (Loss) per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.46	$(0.16)	$0.58
Dividends Per Class A Common Share	1.258	1.098	$0.945
Dividends Per Class C Common Share	$1.258	$1.098	$0.945

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
(In millions)	2018	2017	2016
Net Income (Loss)	$54	$(24)	$2
Other Comprehensive Income (Loss), net of tax
Unrealized gain on derivatives, net of income tax expense of $2, $7, and $0	22	10	13
Other comprehensive income	22	10	13
Comprehensive Income (Loss)	76	(14)	15
Less: Pre-acquisition net income (loss) of Drop Down Assets	4	7	(4)
Less: Comprehensive income (loss) attributable to noncontrolling interests	14	(5)	(37)
Comprehensive Income (Loss) Attributable to Clearway Energy, Inc.	$58	$(16)	$56

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	December 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$407	$148
Restricted cash	176	168
Accounts receivable — trade	104	95
Inventory	40	39
Notes receivable — current	—	13
Prepayments and other current assets	29	19
Total current assets	756	482
Property, plant and equipment, net	5,245	5,410
Other Assets
Equity investments in affiliates	1,172	1,178
Intangible assets, net	1,156	1,228
Derivative instruments	8	1
Deferred income taxes	57	128
Other non-current assets	106	62
Total other assets	2,499	2,597
Total Assets	$8,500	$8,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$535	$339
Accounts payable — trade	45	46
Accounts payable — affiliate	19	49
Derivative instruments	4	18
Accrued interest expense	44	38
Accrued expenses and other current liabilities	57	50
Total current liabilities	704	540
Other Liabilities
Long-term debt	5,447	5,659
Derivative instruments	17	31
Other non-current liabilities	108	100
Total non-current liabilities	5,572	5,790
Total Liabilities	6,276	6,330
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 193,251,396 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 73,187,646, Class D 42,738,750) at December 31, 2018 and 184,780,837 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 64,717,087, Class D 42,738,750) at December 31, 2017	1	1
Additional paid-in capital	1,897	1,843
Accumulated deficit	(58)	(69)
Accumulated other comprehensive loss	(18)	(28)
Noncontrolling interest	402	412
Total Stockholders' Equity	2,224	2,159
Total Liabilities and Stockholders' Equity	$8,500	$8,489

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2018	2017	2016
Cash Flows from Operating Activities	(In millions)
Net income (loss)	$54	$(24)	$2
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(74)	(71)	(60)
Distributions from unconsolidated affiliates	70	72	58
Depreciation and amortization	331	334	303
Amortization of financing costs and debt discounts	24	25	20
Amortization of intangibles and out-of-market contracts	70	70	76
Loss on debt extinguishment	7	3	—
Change in deferred income taxes	62	72	(1)
Impairment losses	—	44	185
Changes in derivative instruments	(16)	(15)	(15)
(Gain) loss on disposal of asset components	—	16	6
Cash provided by (used in) changes in other working capital:
Changes in prepaid and accrued capacity payments	—	(4)	(8)
Changes in other working capital	(30)	(5)	11
Net Cash Provided by Operating Activities	498	517	577
Cash Flows from Investing Activities
Acquisition of business	(11)	—	—
Acquisition of Drop Down Assets, net of cash acquired	(126)	(250)	(77)
Capital expenditures	(83)	(190)	(20)
Cash receipts from notes receivable	13	17	17
Return of investment from unconsolidated affiliates	45	47	28
Investments in unconsolidated affiliates	(34)	(73)	(83)
Other	11	7	4
Net Cash Used in Investing Activities	(185)	(442)	(131)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	91	13	5
Net distributions and return of capital to NRG prior to the acquisition of Drop Down Assets	—	(23)	(184)
Proceeds from the issuance of common stock	153	34	—
Payments of dividends and distributions	(238)	(202)	(173)
Proceeds from the revolving credit facility	35	55	60
Payments for the revolving credit facility	(90)	—	(366)
Proceeds from issuance of long-term debt	827	210	740
Payments of debt issuance costs	(14)	(12)	(15)
Payments for long-term debt	(810)	(332)	(269)
Net Cash Used in Financing Activities	(46)	(257)	(202)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	267	(182)	244
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	316	498	254
Cash, Cash Equivalents and Restricted Cash at End of Period	$583	$316	$498

Supplemental Disclosures
Interest paid, net of amount capitalized	$(292)	$(297)	$(271)
Non-cash investing and financing activities:
(Reductions) Additions to fixed assets for accrued capital expenditures	(15)	22	3
Non-cash adjustment for change in tax basis of assets	(7)	(20)	44
Non-cash contributions from CEG, NRG, net of distributions	$38	$(2)	$90

Appendix Table A-1: Three Months Ended December 31, 2018, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$28	$(45)	$5	$(79)	$(91)
Plus:
Income Tax Expense	—	—	—	45	45
Interest Expense, net	18	58	4	24	104
Depreciation, Amortization, and ARO	26	53	6	—	85
Contract Amortization	1	16	1	—	18
Loss on Debt Extinguishment	—	—	—	7	7
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	1	2	(2)	—	1
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	26	—	—	29
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$77	$110	$14	$(1)	$200

Appendix Table A-2: Three Months Ended December 31, 2017, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$33	$(49)	$3	$(84)	$(97)
Plus:
Income Tax Expense	—	—	—	57	57
Interest Expense, net	9	34	3	21	67
Depreciation, Amortization, and ARO	27	56	6	—	89
Contract Amortization	1	16	—	—	17
Impairment Losses	—	32	—	—	32
Loss on Debt Extinguishment	—	1	—	—	1
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	10	—	—	—	10
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	23	—	—	27
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$84	$113	$12	$(4)	$205

Appendix Table A-3: Twelve Months Ended December 31, 2018, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$135	$86	$29	$(196)	$54
Plus:
Income Tax Expense	—	—	—	62	62
Interest Expense, net	50	152	12	87	301
Depreciation, Amortization, and ARO	102	210	23	—	335
Contract Amortization	5	62	3	—	70
Loss on Debt Extinguishment	—	—	—	7	7
Acquisition-related transaction and integration costs	—	—	—	20	20
Other non-recurring charges	(3)	6	(3)	—	—
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	13	118	—	—	131
Non-Cash Equity Compensation	—	—	—	3	3
Adjusted EBITDA	$302	$634	$64	$(17)	$983

Appendix Table A-4: Twelve Months Ended December 31, 2017, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$120	$8	$25	$(177)	$(24)
Plus:
Income Tax Expense	—	—	—	72	72
Interest Expense, net	48	163	10	83	304
Depreciation, Amortization, and ARO	104	213	21	—	338
Contract Amortization	5	62	2	—	69
Impairment Losses	—	44	—	—	44
Loss on Debt Extinguishment	—	3	—	—	3
Acquisition-related transaction and integration costs	—	—	—	3	3
Other non-recurring charges	14	4	—	—	18
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	14	92	—	—	106
Non-Cash Equity Compensation	—	—	—	2	2
Adjusted EBITDA	$305	$589	$58	$(17)	$935

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Twelve Months Ended
($ in millions)	12/31/18	12/31/17	12/31/18	12/31/17
Adjusted EBITDA	$200	$205	$983	$935
Cash interest paid	(68)	(68)	(292)	(297)
Changes in prepaid and accrued liabilities for tolling agreements	(8)	(9)	—	(4)
Adjustment to reflect Walnut Creek investment payments	—	(2)	(1)	(2)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(41)	(35)	(207)	(177)
Distributions from unconsolidated affiliates	12	20	70	69
Changes in working capital and other	7	33	(55)	(7)
Cash from Operating Activities	102	144	498	517
Changes in working capital and other	(7)	(33)	55	7
Development Expenses	2	—	3	—
Return of investment from unconsolidated affiliates	23	15	45	47
Net contributions from/(to) non-controlling interest[4]	(1)	(2)	7	3
Maintenance capital expenditures[5]	(7)	(1)	(31)	(22)
Principal amortization of indebtedness[6]	(74)	(69)	(299)	(295)
Cash receipts from notes receivable[7]	3	6	13	17
Cash Available for Distribution (Recast)	41	60	291	274
Adjustment to reflect CWEN's CAFD pre Drop Down acquisition[8]	—	—	—	(5)
Cash Available for Distribution	$41	$60	$291	$269

4 Excludes $99 million of contributions in 2018 related to funding of Buckthorn Solar tax equity partnership
5 Net of allocated insurance proceeds
6 Excludes $7 million in Q4 2017 and $37 million in 2017 for SPP discretionary debt retirements made by NRG as reflected in the financial statements due to common control; Excludes $61 million in 2018 for Buckthorn Solar debt term conversion, $83 million for Thermal Series C Notes and $367 million in Q4 2018 and 2018 for Convertible Note Tender Offers in connection with the GIP transaction;
7 Cash receipts from notes receivable: reimbursement of network upgrades
8 Adjustments to reflect drop down assets prior to ownership by Clearway Energy

Appendix Table A-6: Twelve Months Ended December 31, 2018, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2018:

Twelve Months Ended
($ in millions)	12/31/18
Sources:
Proceeds from the issuance of long-term debt	827
Net cash provided by operating activities	498
Proceeds from the issuance of common stock	153
Net contributions from noncontrolling interests	91
Return of investment from unconsolidated affiliates	45
Proceeds from the revolving credit facility	35

Uses:
Payments for long-term debt	(810)
Payment of dividends and distributions	(238)
Payments for the Drop Down Assets	(126)
Payments for the revolving credit facility	(90)
Capital expenditures	(83)
Investments in unconsolidated affiliates	(34)
Other net cash outflows	(1)

Change in total cash, cash equivalents, and restricted cash	$267

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2019 Full Year Guidance
Net Income	$165
Income Tax Expense	30
Interest Expense, net	315
Depreciation, Amortization, and ARO Expense	395
Acquisition related transaction and integration costs	5
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	85
Adjusted EBITDA	995
Cash interest paid	(300)
Changes in prepaid and accrued liabilities for tolling agreements	4
Adjustment to reflect Walnut Creek investment payments	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(215)
Cash distributions from unconsolidated affiliates[9]	130
Cash from Operating Activities	613
Development Expense	4
Net contributions from non-controlling interest	(4)
Maintenance capital expenditures	(30)
Principal amortization of indebtedness	(313)
Cash receipts from notes receivable	—
Cash Available for Distribution	270
Add Back: Principal amortization of indebtedness	313
Adjusted Cash from Operations	$583

Appendix Table A-8: PG&E Related CAFD

($ in millions)	2019E CAFD Total Potential Exposure
Net Income	$105
Interest Expense, net	55
Depreciation, Amortization, and ARO Expense	70
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	50
Adjusted EBITDA	280
Cash interest paid	(53)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(73)
Cash distributions from unconsolidated affiliates	35
Cash from Operating Activities	189
Principal amortization of indebtedness	(99)
Estimated Cash Available for Distribution	90

9 Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution (CAFD) is Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, cash receipts from notes receivable, cash distributions from noncontrolling interests, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, Walnut Creek investment payments, changes in prepaid and accrued capacity payments and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.